Exhibit 99.1

Contact

Media/Analysts/Investors:

Sailash Patel

919.456.7814

sailash.patel@furiex.com

FOR IMMEDIATE RELEASE

FURIEX ACQUIRES FULL EXCLUSIVE LICENSE RIGHTS TO DEVELOP AND

COMMERCIALIZE JNJ-Q2 (FLUOROQUINOLONE)

MORRISVILLE, N.C. (April 19, 2011) - Furiex Pharmaceuticals, Inc. (Nasdaq: FURX) announced today that it has acquired full exclusive license rights to develop and commercialize the compound JNJ-Q2 under its existing development and license agreement with Janssen Pharmaceutica N.V. (Janssen). Furiex acquired these rights as a result of Janssen’s decision not to exercise its option under the agreement that gave Janssen the opportunity to continue development of JNJ-Q2.

JNJ-Q2 is a novel broad-spectrum fluoroquinolone antibiotic. Furiex has completed a successful Phase II study for the treatment of acute bacterial skin and skin structure infections (ABSSSI) and is currently conducting a Phase II study in patients with community acquired bacterial pneumonia (CABP). Furiex intends to progress development of JNJ-Q2 based on positive results from the completed Phase II ABSSSI study, which were announced in November 2010. Furiex may owe payments to Janssen based on future regulatory milestones and, if the product is approved, sales milestones and royalties.

A description of Janssen’s research and development approach, recently posted on the company’s website, indicates that, after a broad strategic review of its portfolio in infectious diseases, Janssen will direct its R&D investments toward antivirals and vaccines, and will not be investing in the development of new antibacterial therapies at this time. “Our work with Janssen has enabled us to position JNJ-Q2 for a successful Phase III development program. We are confident in both the clinical data and the market opportunity for JNJ-Q2, and are energized by the opportunity that has been created by Furiex’s acquisition of rights to the product,” said June Almenoff, M.D., Ph.D., president and chief medical officer of Furiex. “JNJ-Q2 has the potential to be an important treatment for skin infections, which commonly involve methicillin resistant Staphylococcus(“Staph”) aureus (MRSA), and for which there are limited treatments with both intravenous and oral formulations. When patients with serious infections present to clinics or hospitals it generally takes days to identify the causative pathogen. For this reason, we believe JNJ-Q2, which reliably covers a large spectrum of pathogens, including bacteria with emerging resistance, is a very attractive development candidate for the growing skin and pneumonia markets.”

“Furiex plans to evaluate strategic partnering and financing options to fund the initiation and completion of Phase III clinical trials for JNJ-Q2,” said Fred Eshelman, Pharm.D., chairman of Furiex. “Acquiring rights to JNJ-Q2 allows us to focus on Phase III development for the ABSSSI indication. We plan to move forward with the ABSSSI indication ahead of the CABP indication. We believe that staggering these programs will enable the product to get to market sooner. To this end, Furiex is planning an End of Phase II meeting with the FDA this year, to begin the transition process to Phase III development for ABSSSI. We look forward to advancing the development of JNJ-Q2 and providing further details regarding this program as it progresses.”

About JNJ-Q2

JNJ-Q2 is a Phase III-ready investigational novel fluoroquinolone antibiotic that has been shown to be effective in a Phase II study of acute bacterial and skin and skin structure infections (ABSSSI). In this study, JNJ-Q2 demonstrated favorable efficacy for both early clinical response endpoints (based on the new FDA guidance) as well as all clinical cure endpoints for the intent to treat population. JNJ-Q2 has a low propensity for development of drug resistance and exhibits a broad range of antibacterial activities in vitro: these include methicillin resistant Staph aureus (MRSA), fluoroquinolone-resistant Staph aureus, Streptococcus pneumoniae (including multi-drug resistant strains), gram positive, gram negative, atypical respiratory pathogens (such as legionella and mycoplasma), and anaerobic bacteria, which are associated with abscesses of skin and other organs. Because of emerging resistance to currently marketed antibiotics, there is a large and growing unmet need for antibiotics such as JNJ-Q2, which can treat a broad range of bacterial pathogens. The availability of IV and oral formulations for JNJ-Q2 differentiates it from a number of other products for MRSA infections, which require intravenous administration. JNJ-Q2 is also in Phase II development for community acquired bacterial pneumonia.

About Methicillin-Resistant Staphylococcusaureus (MRSA)

MRSA is a strain of the bacteria Staphylococcusaureus (“staph”) which commonly causes skin and soft tissue infections and is resistant to many antibiotics. Although MRSA had previously been a hospital-acquired pathogen, its incidence has been rising in the community, and it has become the most frequent cause of skin and soft tissue infections presenting to emergency departments in the United States (New England Journal of Medicine 2006; 355:666-674). There are a limited number of antibiotics approved to treat MRSA, and their frequent usage has led to emergence of multi-drug resistant bacteria. Thus, there is significant unmet medical need for new antibiotics such as JNJ-Q2 that provide flexible (hospital and outpatient) treatment options for MRSA.

About Furiex

Furiex Pharmaceuticals is a drug development collaboration company using innovative clinical development design to accelerate and increase value of partnered drug programs by advancing them through the drug discovery and development process in a cost-efficient manner. Development programs are designed and driven by a core team with extensive drug development experience. The company collaborates with pharmaceutical and biotechnology companies and has a strong, diversified product portfolio and pipeline with multiple therapeutic candidates including late-stage assets and two products on the market. The company’s mission is to develop innovative medicines faster and at less cost, reducing the expense of health care globally while providing life-improving therapies for patients. For more information, visit www.furiex.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Furiex attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: the potential need for additional financing to advance development programs; our potential need for, and reliance on, partners to successfully develop, market and sell products; the risks of continuing the research and development activities of our existing candidates; the ability to obtain regulatory approval for our compounds; time required to gain regulatory approvals; the demand for our potential products, if and when approved; and the costs of defending or prosecuting any patent opposition or litigation necessary to protect our proprietary technologies; and the other risk factors set forth from time to time in Furiex’s Annual Report on Form 10-K and other SEC filings, copies of which can be found on our website.